Exhibit 23.1







The Board of Directors
JADE Financial Corp., Inc. and Subsidiaries:

     We consent to the inclusion herein of our report dated February 4, 2000, which is as of December 31, 1999, relating to the balance sheets of JADE Financial Corp., Inc. and Subsidiaries as of December 31, 1998 and 1997 and the related statements of operations, changes in shareholders equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Form 10-KSB of JADE Financial Corp., Inc. and Subsidiaries. We also consent to the reference included herein to our firm under the heading "Experts."


                              /s/ Stockton Bates LLP





Philadelphia, Pennsylvania
March 30, 1999